Exhibit 99.1

CONTACT:	Robert Atkinson, Tween Brands Phone 614-775-3739
Tween Brands Reports 12th Consecutive Quarterly Earnings Increase
Higher Earnings for 2007 Forecast
     NEW ALBANY, Ohio; February 21, 2007 — Tween Brands, Inc. (NYSE: TWB), today announced its operating results for the fourth quarter and fiscal year 2006 ended February 3, 2007, which included:
•	Fourth quarter net sales up 16% to $272.3 million;

•	Fourth quarter earnings per diluted share up 8% to $0.86, the 12th consecutive quarterly earnings increase;

•	Fiscal year sales up 17% to $883.7 million and earnings per diluted share up 22% to $1.95.
Fourth Quarter Performance
Tween Brands had net income of $28.2 million, or $0.86 per diluted share, on net sales of $272.3 million, for the fourteen weeks ended February 3, 2007. This compares to net income of $27.1 million, or $0.80 per diluted share, on net sales of $235.1 million, for the thirteen weeks ended January 28, 2006. The additional week in the fiscal 2006 quarter provided store sales of $11.6 million. The 2006 quarter also included an after-tax charge of approximately $0.03 per share for the previously-disclosed costs associated with the separation agreement for a former executive officer. Earnings per diluted share, adjusted for executive severance, are $0.89.
Tween Brands had a comparable store sales increase of 2% for the 2006 quarter, including a 21% comparable store sales increase for the 92 Justice stores that were open at least one year during the quarter, and flat comparable store sales for Limited Too stores. Due to the 14th week in the period, fourth quarter 2006 comparable store sales are measured against the fourteen week period ended February 4, 2006. Tween Brands reported a fourth quarter 2005 comparable store sales increase of 6%.
In-store inventories as of February 3, 2007 were up 10% on a cost per square foot basis, when compared to inventories at the end of the first week of fiscal 2006.
Fiscal Year Performance
For the 2006 fiscal year ended February 3, 2007, Tween Brands had net income of $64.8 million, or $1.95 per diluted share, on net sales of $883.7 million. This compares to net income for fiscal 2005 of $54.5 million, or $1.60 per diluted share, on net sales of $757.9 million. Fiscal 2006 benefited from the additional week of sales in the fourth quarter described above.
The earnings increase for 2006 was largely a result of higher net sales and lower general, administrative and store operating expenses as a rate of sales.

Store Growth
Justice opened 18 stores during the 2006 fourth quarter, ending the year at 159 stores, an increase of 67 stores for the year. Justice plans to open approximately 100 new stores in 2007, primarily in power strip centers across the United States.
Limited Too opened 4 new, remodeled 3 existing and closed 11 underperforming stores during the quarter, ending the fiscal year with 563 stores. Current plans for 2007 call for a net increase of 20 to 30 Limited Too stores, with locations in lifestyle and specialty centers, and outlet malls, throughout the United States. Limited Too also plans to remodel 30 to 40 older format stores.
2007 Capital Budget
Tween Brands’ capital budget for 2007 is $105.0 million, compared to total capital expenditures of $66.0 million in 2006. Approximately $70.0 million will be invested in opening new Justice and Limited Too stores, and remodeling older Limited Too stores. The balance will be used for the previously-announced expansion of the company’s home office, as well as information technology and supply chain initiatives.
2007 Outlook
For the first quarter of fiscal 2007, Tween Brands expects earnings per diluted share to be in the range of $0.34 to $0.37 compared to reported earnings per diluted share of $0.35 for the first quarter 2006. The range of earnings estimates for the first quarter assumes a comparable store sales percentage increase in the low single digit range for Tween Brands, representing a high teen percentage increase for Justice and flat comparable store sales for Limited Too.
For the full year 2007, Tween Brands is targeting earnings per diluted share of $2.15 to $2.25. The operating results for the 52 weeks of the 2007 fiscal year will be compared to those reported for the 53 weeks of the 2006 fiscal year. In addition, the company is projecting a higher effective tax rate for fiscal 2007 compared to 2006 because the prior year reflected various favorable tax settlements that lowered the effective income tax rate.
Conference Call and Webcast
Tween Brands will host a conference call with security analysts beginning at 9:00 a.m. Eastern time today, Wednesday, February 21, 2007, to review the operating results for the fourth quarter and fiscal year ended February 3, 2007. Interested participants can call 800-289-0572 a few minutes before the 9:00 a.m. start in order to be placed in queue. The conference call passcode is 7078492. This call and replay are also being webcast by CCBN and are being distributed over their investor distribution network. Individual investors can listen to the webcast at http://www.earnings.com. Institutional investors can access the webcast at http://www.streetevents.com. The webcast will also be available at Tween Brands’ corporate website, www.tweenbrands.com.
About Tween Brands, Inc.
Tween Brands, Inc. is a leading specialty retailer for tweens (ages 7 to 14). At Limited Too, the company sells sportswear, related accessories and lifestyle items for active, fashion-aware tween girls. Limited Too currently operates 563 stores across the United States, and has a select number of international franchised stores. Limited Too publishes a catazine coinciding with key tween shopping times throughout the year and conducts e-commerce on its Web site, www.limitedtoo.com.
Justice is the company’s newer specialty retail concept for tween girls, offering moderately-priced sportswear, key accessories and lifestyle items in predominantly off-the-mall store sites. Justice also publishes a catazine for its tween customers and currently operates 159 stores across the United States, the locations of which can be found on their Web site, www.justicejustforgirls.com.

Non-GAAP Financial Measures
Tween Brands has provided non-GAAP financial information in this earnings release with respect to earnings per diluted share adjusted for executive severance. Adjusted earnings per diluted share is considered non-GAAP and is not preferable to GAAP financial information. However, the Company believes this information provides additional measures of performance that the Company’s management and investors can use to compare core operating results between reporting periods.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains various “forward-looking statements” specifically related to the company’s financial performance, operating performance and store growth plans for fiscal 2007, within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “target,” “believe,” “intend,” “plan,” “expect,” “hope,” “risk,” “could,” “potential,” “prospects,” “outlook,” or similar words. These statements discuss future expectations, contain projections regarding future developments, operations or financial conditions, or state other forward-looking information. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results for 2007 to differ materially from those expressed. The following factors, among others, could affect our future financial performance and cause actual future results to differ materially from those expressed or implied in any forward-looking statements included in this press release: changes in consumer spending patterns, consumer preferences and overall economic conditions; decline in the demand for our merchandise; the impact of competition and pricing; the effectiveness of our brand awareness and marketing programs; a significant change in the regulatory environment applicable to our business; risks associated with our sourcing and logistics functions; changes in existing or potential trade restrictions, duties, tariffs or quotas; currency and exchange risks; availability of suitable store locations at appropriate terms; ability to develop new merchandise; ability to hire and train associates; the potential impact of health concerns relating to severe infectious diseases, particularly on manufacturing operations of our vendors in Asia and elsewhere; acts of terrorism in the U.S. or worldwide; and other risks that may be described in other reports and filings we make with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance that the forward-looking statements included here will prove to be accurate. The inclusion of forward-looking statements should not be regarded as a representation by us, or any other person, that our objectives will be achieved. The forward-looking statements made herein are based on information presently available to us, as the management of the company. We assume no obligation to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.
Company home page: www.tweenbrands.com

Tween Brands, Inc.
Consolidated Statements of Operations
For the Fourteen Weeks Ended February 3, 2007 and the Thirteen Weeks Ended January 28, 2006
(unaudited, in thousands, except per share amounts)

	Fourteen Weeks Ended		Thirteen Weeks Ended
	February 3,	% of	January 28,	% of
	2007	Sales	2006	Sales
Net sales	$272,264	100.0%	$235,069	100.0%
Cost of goods sold, including buying and occupancy costs	167,358	61.5%	139,566	59.4%

Gross income	104,906	38.5%	95,503	40.6%
General, administrative and store operating expenses	63,379	23.2%	53,517	22.7%

Operating income	41,527	15.3%	41,986	17.9%
Interest income, net	1,454	0.5%	616	0.2%

Earnings before income taxes	42,981	15.8%	42,602	18.1%
Provision for income taxes	14,766	5.4%	15,530	6.6%

Net Income	$28,215	10.4%	$27,072	11.5%

Net income per share:

Basic	$0.88		$0.81

Diluted	$0.86		$0.80

Weighted average common shares:

Basic	32,045		33,257

Diluted	32,781		33,783

Tween Brands, Inc.
Consolidated Statements of Operations
For the Fifty-Three Weeks Ended February 3, 2007 and Fifty-Two Weeks Ended January 28, 2006
(unaudited, in thousands, except per share amounts)

	Fifty-Three Weeks Ended		Fifty-Two Weeks Ended
	February 3,	% of	January 28,	% of
	2007	Sales	2006	Sales
Net sales	$883,683	100.0%	$757,936	100.0%
Cost of goods sold, including buying and occupancy costs	549,715	62.2%	466,639	61.6%

Gross income	333,968	37.8%	291,297	38.4%
General, administrative and store operating expenses	238,278	27.0%	208,338	27.5%

Operating income	95,690	10.8%	82,959	10.9%
Interest income, net	5,138	0.6%	2,025	0.3%

Earnings before income taxes	100,828	11.4%	84,984	11.2%
Provision for income taxes	36,007	4.1%	30,533	4.0%

Net Income	$64,821	7.3%	$54,451	7.2%

Net income per share:

Basic	$1.99		$1.62

Diluted	$1.95		$1.60

Weighted average common shares:

Basic	32,521		33,603

Diluted	33,198		33,955

Tween Brands, Inc.
Consolidated Balance Sheets
As of February 3, 2007 and January 28, 2006
(unaudited, in thousands, except share amounts)

	February 3,	January 28,
	2007	2006
ASSETS
Current Assets:
Cash and equivalents	$48,394	$22,248
Investments	99,164	163,451
Restricted assets	1,235	1,193
Accounts receivable	13,878	8,040
Inventories	91,742	66,033
Store supplies	14,806	12,216
Prepaid expenses and other current assets	15,236	11,932

Total current assets	284,455	285,113

Property and equipment, net	235,516	201,983
Long-term investments	17,054	8,464
Deferred income taxes	12,069	10,208
Assets held in trust and other	24,486	17,962

Total assets	$573,580	$523,730

LIABILITIES
Current Liabilities:
Accounts payable	$37,150	$30,223
Accrued expenses	38,849	38,713
Deferred revenue	13,584	11,859
Income taxes payable	20,879	18,050

Total current liabilities	110,462	98,845

Deferred tenant allowances from landlords	53,687	45,817
Supplemental retirement and deferred compensation liability	20,362	16,907
Accrued straight-line rent and other	13,840	11,378

Commitments and contingencies	—	—

SHAREHOLDERS’ EQUITY
Preferred stock, 50 million shares authorized	—	—
Common stock, $.01 par value, 100 million shares authorized, 36.6 million and 36.1 million shares issued, 32.1 million and 33.3 million shares outstanding at February 3, 2007 and January 28, 2006, respectively	366	361
Treasury stock, at cost, 4.5 million and 2.7 million shares at February 3, 2007 and January 28, 2006, respectively	(120,554)	(60,595)
Paid in capital	177,297	157,718
Retained earnings	318,120	253,299

Total shareholders’ equity	375,229	350,783

Total liabilities and shareholders’ equity	$573,580	$523,730

Tween Brands, Inc.
Other Financial and Store Operating Information
(dollars in thousands)

	Fourteen/Thirteen Weeks Ended			Fifty-Three/Fifty-Two Weeks Ended
	February 3,	January 28,	%	February 3,	January 28,	%
	2007	2006	Change	2007	2006	Change
Gross Income	$104.9	$95.5	10%	$334.0	$291.3	15%
Gross income as percentage of net sales	38.5%	40.6%		37.8%	38.4%
Capital expenditures	$15.9	$9.6	66%	$66.0	$50.8	30%
Depreciation and amortization	$5.7	$5.1	11%	$22.7	$19.6	16%
Number of stores:
Beginning of period	711	654		666	603
Opened	22	13		79	70
Closed	(11)	(1)		(23)	(7)

End of period	722	666		722	666

Number of Limited Too stores	563	574		563	574
Number of Justice stores	159	92		159	92

Total gross square feet at period end (thousands)	3,006	2,777		3,006	2,777

Comparable store sales % increase/(decrease)	2%	6%		6%	5%
Limited Too stores	0%	5%		4%	5%
Justice stores	21%	26%		28%	18%